Exhibit 4: Operating Results by Business Unit in Ch$ millions
(Twelve Months Ended December 31)

YTD Dec 02	Wire and Cable	Brass Mills	Flexible Packaging	Aluminum Profiles	Total

Revenues	132,402	57,127	40,939	28,377	258,845
COGS	(121,213)	(48,946)	(35,584)	(21,090)	(226,833)
Gross Income	11,190	8,181	5,355	7,287	32,013
Gross Margin	8.5%	14.3%	13.1%	25.7%	12.4%
SG&A	(14,148)	(7,107)	(3,082)	(3,632)	(27,969)
% sales	10.7%	12.4%	7.5%	12.8%	10.8%
Operating Income	(2,959)	1,074	2,273	3,655	4,043
Operating Margin	-2.2%	1.9%	5.6%	12.9%	1.6%

EBITDA	4,738	3,716	4,760	4,290	17,504
Segment Contribution
% Revenues	51.2%	22.1%	15.8%	11.0%	100.0%
% Operating Income	-73.2%	26.6%	56.2%	90.4%	100.0%

YTD Dec 03	Wire and Cable	Brass Mills	Flexible Packaging	Aluminum Profiles	Total

Revenues	110,526	56,177	41,737	29,226	237,666
COGS	(101,626)	(50,229)	(35,165)	(21,417)	(208,437)
Gross Income	8,900	5,948	6,572	7,809	29,229
Gross Margin	8.1%	10.6%	15.7%	26.7%	12.3%
SG&A	(9,921)	(4,500)	(3,315)	(4,036)	(21,772)
% sales	9.0%	8.0%	7.9%	13.8%	9.2%
Operating Income	(1,021)	1,448	3,257	3,773	7,457
Operating Margin	-0.9%	2.6%	7.8%	12.9%	3.1%

EBITDA	5,452	4,303	5,465	4,451	19,671
Segment Contribution
% Revenues	46.5%	23.6%	17.6%	12.3%	100.0%
% Operating Income	-13.7%	19.4%	43.7%	50.6%	100.0%

2002 versus 2003
% change	Wire and Cable	Brass Mills	Flexible Packaging	Aluminum Profiles	Total

Revenues	-16.5%	-1.7%	1.9%	3.0%	-8.2%
COGS	-16.2%	2.6%	-1.2%	1.6%	-8.1%
Gross Income	-20.5%	-27.3%	22.7%	7.2%	-8.7%
SG&A	-29.9%	-36.7%	7.6%	11.1%	-22.2%
Operating Income	N/A	34.8%	N/A	3.2%	84.4%

EBITDA	15.1%	15.8%	14.8%	3.8%	12.4%

Última actualización 18/03/2004